Exhibit 4.5

PROGRESS ENERGY, INC.

NONQUALIFIED

STOCK OPTION AWARD

UNDER THE

PROGRESS ENERGY, INC. 2002 EQUITY INCENTIVE PLAN

You have been granted the following Option to purchase shares of common stock of Progress Energy, Inc. (the “Shares”), subject to the conditions in the attached Stock Option Agreement (the “Agreement”) as authorized by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Progress Energy, Inc.:

Name of Optionee:

Social Security Number:

Total Number of Shares Subject to Option:

Type of Option:	Nonqualified Stock Option

Exercise Price Per Share:

Date of Grant:

Vesting Commencement Date:

Date Exercisable:

This Option becomes vested and exercisable (“Vested”) with respect to the first one-third (1/3) of the

Option Shares when the Optionee completes twelve (12) months of Continuous Service (as defined in the Agreement) after the Vesting Commencement Date. This Option becomes Vested with respect to an additional one-third (1/3) of the Option Shares when the Optionee completes twenty-four (24)

months of Continuous Service after the Vesting Commencement Date and will become fully Vested following completion of thirty-six (36) months of Continuous Service after the Vesting

Commencement Date.

Expiration Date:
PROGRESS ENERGY, INC.

By:

Name: Title:

By your signature below, you accept this Option and acknowledge and agree that this Option is granted under and governed by the terms and conditions of the Progress Energy, Inc. 2002 Equity Incentive Plan and the Stock Option Agreement, Reference Number              , both of which are attached to and made a part of this document.

OPTIONEE:

Signature

Print Name: